Exhibit 4.1

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

CONFIDENTIAL

August 14, 2018

Constellation Brands, Inc.

207 High Point Drive, Bldg. 100

Victor, NY 14565

Project World Cup

Bridge Commitment Letter

Ladies and Gentlemen:

Constellation Brands, Inc., a Delaware corporation (“you” or the “Borrower”) has advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS” and, together with Bank of America, “BAML”, the “Commitment Parties”, “we” or “us”) that CBG Holdings LLC, a Delaware limited liability company (“CBG”) intends to purchase (the “Investment”) from Canopy Growth Corporation, a corporation existing under the federal Laws of Canada (the “Target”) and the Target intends to sell to CBG, on a private placement basis, (i) a certain number of shares that will result in CBG and its affiliates holding approximately 38% of the Target on a fully diluted basis and (ii) a certain number of warrants that will result in CBG and its affiliates holding approximately 55% of the Target on a fully-diluted basis, as set forth in that certain Subscription Agreement dated the date hereof among CBG and the Target and the Investor Rights Agreement among the parties thereto to be amended and restated as of the Closing Date (collectively, the “Investment Agreements”) and to consummate the other Transactions (as defined below). In connection therewith, the Borrower intends to obtain a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of up to C$5,078,700,000 (as such amount may be reduced as set forth in the Bridge Credit Agreement). The date of consummation of the Investment is referred to herein as the “Closing Date.” All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the form of Bridge Credit Agreement attached hereto as Exhibit A (the “Bridge Credit Agreement” and, together with this letter agreement, the “Commitment Letter”).

1.          Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Bridge Facility (in such capacity, the “Initial Lender”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, upon and subject to the terms and conditions set forth in this Commitment Letter, and (b) MLPFS is pleased to advise you of its willingness, and you hereby engage MLPFS, to act as the sole and exclusive lead arranger and sole and exclusive bookrunner (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders (collectively, the “Lenders” and each, a “Lender”) in consultation with you and subject to the provisions of this Commitment Letter. You further agree that no other titles will be awarded and no compensation will be paid in order to obtain commitments in connection with the Bridge

Facility unless you and we shall so agree; provided that prior to the Closing Date you may appoint additional agents for the Bridge Facility and award such person additional agent or co-agent titles in connection with the Bridge Facility in a manner and with economics determined by you in consultation with MLPFS, so long as (i) such person shall not receive an “ administrative agent,” “lead arranger,” “arranger” or “bookrunner” role, (ii) the percentage of compensatory economics awarded to such person shall not exceed its percentage of the aggregate commitment hereunder with respect to the Bridge Facility and such compensatory economics shall be determined in accordance with the Fee Letter and (iii) upon such appointment such person (or its lending affiliate) shall assume a commitment hereunder as an Initial Lender in accordance with Section 8 (and Bank of America’s commitment hereunder shall be correspondingly reduced). It is further agreed that BAML will have “lead left” placement on all marketing materials relating to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role.

The Initial Lender is also pleased to confirm, subject only to the prior written acceptance by the Borrower of this Commitment Letter and the Fee Letter (as defined below), its agreement (upon written request from the Borrower on at least five Business Days’ notice or such shorter time as the parties may agree) to enter into the Bridge Credit Agreement in the form attached to this letter as Exhibit A, subject to any minor amendments of a technical nature to which the parties hereto may mutually agree.

2.	Syndication.

The Lead Arranger intends to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined) (which syndication shall not reduce the commitment of the Initial Lender hereunder, except as provided for in Section 8). Until the earlier of 60 days following the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter (as defined below)) (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arranger in achieving a Successful Syndication (as defined in the Fee Letter). It is understood and agreed that the Successful Syndication is not a condition to the Initial Lender’s commitments hereunder. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts (but only to the extent consistent with the Investment Agreements, and applicable law) to cause the Target, its subsidiaries and its advisors to provide, the Lead Arranger and the Lenders upon request with all customary information reasonably deemed necessary by the Lead Arranger to complete such syndication, (b) your assistance in the preparation of an information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum” and collectively with the summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to (i) ensure that the syndication efforts of the Lead Arranger benefit from your existing lending relationships and (ii) provide any updates to the Public Debt Ratings from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) prior to the launch of syndication of the Bridge Facility, (d) your using commercially reasonable efforts to execute and deliver the Credit Documentation (as hereinafter defined) or, if applicable, one or more Joinder Agreements (as hereinafter defined), in each case as soon as reasonably practicable following commencement of syndication and (e) making your officers and advisors, and using your commercially reasonable efforts (but only to the extent consistent with the Investment Agreements and applicable law) to make the officers and advisors of the Target and its subsidiaries, available from time to time to attend and make presentations at a reasonable number of meetings of prospective Lenders.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the Syndication Date, the Borrower and its subsidiaries will not issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries (other than (i) the Senior Notes (as defined in the Bridge Credit Agreement), (ii) the Qualifying Term Facility (as defined in the Bridge Credit Agreement), (iii) an amendment to the Borrower’s Seventh Amended and Restated Credit Agreement, dated as of August 10, 2018 (as in effect on the date hereof, the “Existing Credit Agreement”) that, among other things, and extends the maturity of and increases the aggregate commitments to an aggregate amount up to $2,000,000,000 under, the revolving facilities thereunder on terms reasonably agreed with the Lead Arranger, (iv) any letter of credit issuances or letter of credit facilities entered into in the ordinary course of business and (v) any other financing reasonably agreed by the Lead Arranger), in each case if such issuance, announcement, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Bridge Facility.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Bridge Facility in consultation with you subject to the second sentence of Section 1 of this Commitment Letter, including decisions as to the selection of prospective Lenders, any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that (x) Lenders will be approached in the order and in the manner heretofore discussed by the parties (the “Syndication Plan”) and (y) only Lenders that (i) are consented to by you in your sole discretion, (ii) are party to the Existing Credit Agreement or were otherwise agreed by you in your sole discretion and us prior to the date hereof pursuant to the Syndication Plan, or (iii) are commercial or investment banks whose long-term unsecured debt securities are rated investment grade, will be approached and permitted to participate in the syndication (clauses (i), (ii) and (iii), the “Permitted Assignees”). It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Bridge Credit Agreement and the Fee Letter. It is also understood and agreed that the distribution of the fees among the Lenders will be as determined by the Lead Arranger in consultation with you, but subject to the terms of the Fee Letter and the second sentence of the first paragraph of Section 1 of this Commitment Letter. Notwithstanding anything to the contrary provided herein, unless otherwise agreed in writing by you, except with respect to any portion of the Initial Lender’s commitments hereunder that have been assigned to Permitted Assignees who execute Joinder Agreements or become a party to the applicable Credit Documentation as described below, no assignment in connection with the syndication described herein will reallocate, reduce or release the Initial Lender’s obligation to fund its entire commitments in the event any assignee of such Initial Lender shall fail to do so on the Closing Date.

You further agree to use commercially reasonable efforts (but, with respect to items relating to the Target and its subsidiaries, only to the extent consistent with the Investment Agreements and applicable law) to (1) deliver to one or more investment banks reasonably satisfactory to the Lead Arranger (the “Investment Bank”), not later than 15 business days prior to the Closing Date, a complete printed preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary offering registered under the Securities Act of 1933, as amended, or pursuant to Rule 144A relating to the Senior Notes, which contains all financial statements and other data to be included therein (including all audited financial statements and all unaudited financial statements of the Borrower (which shall have been reviewed by your independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the U.S. Securities and Exchange Commission would require in a registered offering of the applicable Senior Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with the issuance of such securities (in each case, in the event of a Rule 144A offering, subject to exceptions customary for private placements pursuant to Rule 144A under the Securities Act)

and (2) prior to the Closing Date, deliver to the Investment Bank a draft comfort letter (which shall provide “negative assurance” comfort) that your independent accountants (and any predecessor accountant or acquired company accountant to the extent financial statements of the Borrower or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document) would be willing to deliver upon completion of customary procedures. To the extent the issuance of the Senior Notes is not consummated on or prior to the Closing Date and you have not delivered to the Investment Bank the items described in items (1) and (2) of the foregoing sentence on or prior to the Closing Date, this covenant shall continue to apply following the Closing Date (with the references to specific dates and periods being disregarded) until the earlier of the consummation of an issuance of Senior Notes and your delivery to the Investment Bank of the items described in items (1) and (2) of the foregoing sentence.

3.          Information Requirements. You hereby represent and warrant (to the best of your knowledge with respect to Information relating to the Target and its subsidiaries) that (a) all written information, other than Projections (as defined below) and information of a general economic or industry nature (the “Information”), taken as a whole, that has been or is hereafter made available to the Lead Arranger or any of the Lenders by you or on behalf of you by any of your representatives in connection with any aspect of the Transactions is and will be (as of the date made available) correct in all material respects and does not and will not (as of the date made available) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections concerning the Borrower, the Target and their respective subsidiaries that have been or are hereafter made available to the Lead Arranger or any of the Commitment Parties by you or on behalf of you by any of your representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time made and at the time such Projections are furnished to the Lead Arranger or any Commitment Party (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control; that the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved; and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of the Closing Date and the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that the representations contained in this paragraph remain correct in all material respects at such time. You acknowledge that in issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (i) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (ii) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and Canadian securities laws, “MNPI”) with respect to the Borrower, the Target, their respective affiliates or any other entity, or the respective securities thereof, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (A) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and

(B) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders, except to the extent you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders and provided that you shall have been given a reasonable opportunity to review such documents: (x) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda; (y) term sheets and notifications of changes to the terms of the Bridge Facility; and (z) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you.

4.	Fees and Indemnities.

(a)         You agree to pay, or cause to be paid, the fees set forth in the separate Fee Letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, disbursements and other charges of one counsel to the Lead Arranger and the Administrative Agent, and of any special and local (but limited to one in any relevant jurisdiction) counsel to the Lenders required to be retained by the Lead Arranger and in the case of an actual or perceived conflict of interest, one additional counsel for all similarly situated persons (taken together) in each appropriate jurisdiction, and due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b)         You also agree to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates and successors and assigns and their respective officers, directors, employees, agents, advisors, controlling persons and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any aspect of the Transactions or (ii) this Commitment Letter, the Fee Letter or the Bridge Facility, or any use made or proposed to be made with the proceeds thereof, except, in each case, (A) to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Person (as hereinafter defined) of such Indemnified Party, (B) to the extent resulting from any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Party solely against another Indemnified Party, other than claims against any of the Initial Lender or Lead Arranger in its respective capacity in fulfilling its role as an agent or arranger under the Bridge Facility or (C) to the extent arising from a material breach by such Indemnified Party or any Related Person thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Target or its subsidiaries, affiliates or equity holders or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries arising out of, related to or in connection with the Transactions, this Commitment Letter, the Fee Letter, the Credit Documentation and the Bridge Facility except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, willful misconduct or material breach of the terms of this Commitment Letter or the Fee Letter or the Credit Documentation. For purposes hereof, a “Related Person” of an Indemnified Party means (x) any controlling person, controlled affiliate or subsidiary of such Indemnified Party, (y) the respective directors, officers or employees of such Indemnified Party or any of its subsidiaries, controlled affiliates or controlling persons and (z) the respective agents and advisors of such Indemnified Party or any of its subsidiaries, controlled affiliates or controlling persons.

(c)          You further agree that the Commitment Parties shall, in respect of their respective agreements with respect to the Bridge Facility, be liable on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, (i) neither you nor any Indemnified Party shall be liable to any Indemnified Party or you, as the case may be, for any indirect, special, punitive or consequential damages in connection with your or its activities relating to or obligations pursuant to this Commitment Letter, the Fee Letter or the Bridge Facility; provided that this sentence shall not limit your indemnity obligations expressly provided in the immediately preceding paragraph (b) above); (ii) no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith, willful misconduct of, or material breach of the terms of this Commitment Letter, the Fee Letter or the Credit Documentation by, such Indemnified Party or any of its Related Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction; and (iii) you shall not be responsible for the fees and expenses of more than one separate firm of attorneys for related claims of the Indemnified Parties in each applicable jurisdiction arising out of the same set of allegations or circumstances (in addition to one separate firm of local attorneys in each jurisdiction and reasonably necessary specialty counsel (such as tax and regulatory)) and in the case of an actual or perceived conflict of interest, one additional counsel for the affected Indemnified Party in each appropriate jurisdiction. You shall not be liable for any settlement of any pending or threatened Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense; provided, further, that if a Proceeding is settled with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (A) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (B) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party. Each Indemnified Party will, except to the extent prohibited by applicable law, rule or regulation, promptly notify you upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnified Party to give such notice shall not relieve you from the obligation to indemnify the Indemnified Parties unless such failure to provide such notice is prejudicial to your interests.

5.          Conditions to Financing. The Initial Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject only to (a) the execution and delivery of the Bridge Credit Agreement the other definitive documentation with respect to the Bridge Facility consistent with this Commitment Letter and the Bridge Credit Agreement (the “Credit Documentation”), and (b) the satisfaction or waiver of each of the other conditions set forth in Section 4.01 of the Bridge Credit Agreement. There shall be no conditions to closing and the initial funding of the Bridge Facility other than those expressly referred to in this Section 5.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (a) the representations made by or with respect to the Target and its affiliates in the Investment Agreements as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or such subsidiary’s) obligations under the Investment Agreements, or to decline to consummate the Investment pursuant to the Investment Agreements (as hereinafter defined), as a result of a breach of such representations in the Investment Agreements (the “Investment Agreement Representations”) and (b) the Specified Representations (as hereinafter defined) made by the Loan Parties in the applicable Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that the Bridge Facility is available on the Closing Date if the conditions set forth in the first paragraph of this Section 5 of this Commitment Letter and Section 4.01 of the Bridge Credit Agreement are satisfied or waived. For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties relating solely to corporate status; corporate power and authority to enter into the applicable Credit Documentation; the due authorization, execution, delivery and enforceability (subject to customary enforceability exceptions) of the applicable Credit Documentation; no conflicts with or consents under charter documents, applicable law, or material debt instruments; Federal Reserve margin regulations; the Loan Parties’ use of proceeds of the Bridge Facility complying with the U.S.A. Patriot Act, laws against sanctioned persons and the Foreign Corrupt Practices Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (“Canadian AML Act”); solvency; compliance with the Investment Company Act; and absence of event of default arising from the bankruptcy of the Loan Parties.

6.	Confidentiality and Other Obligations.

(a)         This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent, except (i) on a confidential basis to your officers, directors, employees and agents, accountants, attorneys and other professional advisors in connection with the Transactions; (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation); (iii) upon the request of or demand of any regulatory authority having jurisdiction over you or any of your respective affiliates; (iv) in the case of this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may determine is customary or reasonably advisable to comply with your obligations under securities and other applicable laws and regulations; (v) [reserved]; (vi) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you; (vii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letter; (viii) following your acceptance hereof, to potential debt providers in coordination with us to obtain commitments to the Bridge Facility from such potential debt providers; (ix) to any ratings agency on a confidential basis; and (x) following your acceptance hereof, this Commitment Letter (but not the Fee Letter) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Bridge Facility, the Senior Notes or the Term Facility (provided that you may disclose the aggregate amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any offering and marketing materials for the Bridge Facility and or any other financing or to the extent customary or required in any public or regulatory filing). This paragraph (a) shall terminate (as it relates to this Commitment Letter but not as it relates to the Fee Letter) on the second anniversary of the date hereof. Notwithstanding anything herein to the contrary, the Borrower is authorized to disclose, without limitation of any kind, to any person the “tax treatment” and “tax structure” (as such terms are defined in Treasury Regulations Section 1.6011-4(c)) of the transactions contemplated hereby and all materials of any kind (including tax opinions and other tax analyses) provided to the Borrower relating to such treatment and structure.

(b)          Please be advised that Bank of America Corporation (the parent company of the Commitment Parties) and its subsidiaries and affiliates (collectively, the “Investment Bank Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals from which conflicting interests or duties, or a perception thereof, may arise (collectively, “Services”). You expressly acknowledge that, in the ordinary course of business, the Commitment Parties and other parts of the Investment Bank Group at any time (i) may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of any prospective investor, the Borrower, the Target or any other company that may be involved in any proposed transaction and (ii) may be providing or arranging financing and other financial services to any prospective investor, the Borrower, the Target or other companies that may be involved in a competing transaction, in each case whose interests may conflict with yours.

(c)          Although information may be acquired in the course of (i) providing Services to parties other than you or the Target, (ii) engaging in any transaction (on its own account or otherwise) or (iii) otherwise carrying out its business, neither the Commitment Parties nor any other part of the Investment Bank Group shall have any obligation to disclose such information, or the fact that it or any other part of the Investment Bank Group is in possession of such information, to you or the Target or to use such information for your benefit or the benefit of the Target. In addition, parts of the Investment Bank Group may have (x) fiduciary or other relationships whereby such parts may exercise voting power over securities of various persons, which securities may from time to time include securities of the Borrower, the Target or any company that may be involved in a potential transaction or others with interests with respect to a transaction and (y) commercial relationships (including acting as a vendor or customer) with the Borrower, the Target or any other company that may be involved in any proposed transaction. You acknowledge that any such parts of the Investment Bank Group may exercise such powers and otherwise perform its functions in connection with such fiduciary, commercial or other relationships without regard to the Commitment Parties’ relationship to you hereunder and that none of the rights and obligations under such other agreements shall be affected by the Commitment Parties’ performance or lack of performance of services hereunder. In addition, you acknowledge that neither this engagement nor the receipt by the Commitment Parties of confidential information nor any other matter shall restrict or prevent the Investment Bank Group from undertaking any business activity, acting on behalf of its own account, or acting on behalf of, or providing any Services to, other customers and the Investment Bank Group may undertake any business activity or provide any Services without further notification to you.

(d)           The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation); (ii) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates (in which case the applicable Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent reasonably practicable and not prohibited by law, rule or regulation); (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by a Commitment Party; (iv) to the Commitment Parties’ respective affiliates and the Commitment Parties’ and such affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information; (v) for purposes of establishing a “due diligence” defense; (vi) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations to you; (vii) to the extent that such information is independently developed by a Commitment Party; (viii) to actual or prospective, direct or indirect counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Target or any of their respective subsidiaries or any of their respective obligations; provided that the disclosure of any such information to any actual or prospective, direct or indirect counterparty (or their advisors) to any such swap or derivative transaction shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph (d) or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information; (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (d) (or language substantially similar to this paragraph (d) or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material); (x) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letter, this Commitment Letter and the Fee Letter; or (xi) to the extent requested by them, to Moody’s, S&P and Fitch, Inc. on a confidential basis. This paragraph (d) shall terminate on the second anniversary of the date hereof.

(e)          You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Target and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. Subject to the preceding paragraph (d), you agree that in connection with the services and transactions contemplated hereby, the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise)

or representatives any information concerning the Borrower, the Target or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

(f)          In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand; (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate; (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

(g)          You acknowledge that Bank of America currently is acting as the administrative agent and a lender under the Existing Credit Agreement, and your and your affiliates’ rights and obligations under any other agreement with MLPFS or any of its affiliates that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by MLPFS’s performance or lack of performance of services hereunder. You further acknowledge that MLPFS or its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the Borrower or other companies that may be involved in a competing transaction. You hereby agree that MLPFS may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between MLPFS and the Borrower and its affiliates in connection with the engagement contemplated hereby, on the one hand, and the exercise by MLPFS or any of its affiliates of any of their rights and duties under any credit or other agreement, on the other hand. The terms of this paragraph (g) shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

(h)          The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), the Canadian AML Act and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act, the Canadian AML Act or the Beneficial Ownership Regulation, and that such information may be shared with Lenders.

7.        Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 of this Commitment Letter shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the Closing Date and except that the provisions of Section 4 shall be superseded by the applicable provisions contained in the Credit Documentation, to the extent covered thereby, upon execution thereof.

8.         Miscellaneous.

(a)        This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

(b)        This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter or any other action, proceeding or counterclaim between you and an Indemnified Party arising out of or relating, to the Transactions and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

(c)        This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Each party hereto hereby agrees that no amendment, waiver, supplement or other modification to this Commitment Letter (including the attachments hereto) or the Fee Letter shall be effective unless (x) the Borrower, (y) the Administrative Agent and the Lead Arranger and (z) the Lenders party hereto (including by Joinder Agreement) holding more than 50% of the aggregate commitments in respect of the Bridge Facility, shall have consented thereto in writing; provided that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees, (iii) extensions of the Termination Date (as defined below), (iv) extensions of scheduled maturities or fixed times for payment and (v) waiver of any of the conditions precedent to the funding of the loans on the Closing Date and (b)

the consent of 100% of the Lenders shall be required with respect to modifications to the pro rata treatment of payments and the sharing of set-offs and any of the voting percentages. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject to the applicable conditions precedent set forth in Section 4.01 of the Bridge Credit Agreement.

(d)        This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties. The Initial Lender may assign all or a portion of its commitment hereunder to one or more Permitted Assignees; provided that no such assignment shall relieve the Initial Lender of its obligations hereunder, except to the extent such assignment is evidenced by, at our election, (i) a customary joinder agreement (a “Joinder Agreement”) pursuant to which such lender agrees to become party to this agreement and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in this Commitment Letter and the Fee Letter and which shall otherwise be satisfactory to you and us in each of our sole discretion, or (ii) the applicable Credit Documentation. MLPFS may, without notice to any other party hereto, assign its rights and obligations under this Commitment Letter or the Fee Letter to any other registered broker dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s and its subsidiaries’ (taken together) investment banking, commercial lending services and related businesses may be transferred following the date of this Commitment Letter.

(e)        Any and all obligations of, and services to be provided by Bank of America hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of Bank of America hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, Bank of America may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to Bank of America hereunder (it being understood that this paragraph (e) shall not relieve Bank of America of its obligations pursuant hereto).

(f)        Please indicate your acceptance of the terms set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m. (New York City time) on August 14, 2018 whereupon the undertakings of the parties hereto and thereto with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby and thereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, if this offer is so accepted by you at or prior to that time, all commitments and undertakings of each Commitment Party hereunder will expire upon the earliest of (a) the Outside Date (as defined in the Subscription Agreement as in effect on the date hereof) (the “Termination Date”), (b) the execution of the Credit Documentation, (c) the date that the Subscription Agreement is terminated or expires or you inform us in writing that you have abandoned your pursuit of the Investment and (d) upon receipt by Bank of America of a written notice from the Borrower of its election to terminate all commitments hereunder and this Commitment Letter and Fee Letter in full (subject to the provisions hereof and thereof relating to the survival of certain provisions hereof and thereof) (it being understood that you shall be entitled to terminate or reduce (on a pro rata basis) commitments in respect of the Bridge Facility in whole or in part at any time by written notice to Bank of America).

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Thomas C. Strasenburgh
Name: Thomas C. Strasenburgh
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Wajeeh Faheem
Name: Wajeeh Faheem
Title: Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first written above:

CONSTELLATION BRANDS, INC.

By:	/s/ Oksana S. Dominach
Name: Oksana S. Dominach
Title: SVP and Treasurer

Signature Page to Commitment Letter

EXHIBIT A

[FORM OF BRIDGE CREDIT AGREEMENT]

[see attached]

BRIDGE CREDIT AGREEMENT

dated as of

[    ], 2018

among

CONSTELLATION BRANDS, INC.,

as the Company,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Bookrunning Manager

[                 ],

as Co-Syndication Agent

[    ],

as Co-Documentation Agent

-i-

		Page

SECTION 3.13.	Anti-Corruption	38
SECTION 3.14.	Employee Benefit Plans	38
SECTION 3.15.	Beneficial Ownership Certification	39
SECTION 3.16.	Solvency	39
SECTION 3.17.	No Bankruptcy Event of Default	39

ARTICLE IV

Conditions

SECTION 4.01.	Conditions to the Closing Date	39

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	41
SECTION 5.02.	Notice of Material Events	42
SECTION 5.03.	Existence; Conduct of Business	42
SECTION 5.04.	Payment of Taxes	42
SECTION 5.05.	Maintenance of Properties; Insurance	43
SECTION 5.06.	Inspection Rights	43
SECTION 5.07.	Compliance with Laws	43
SECTION 5.08.	Use of Proceeds	43
SECTION 5.09.	Additional Guarantees	43

ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness of Subsidiaries	44
SECTION 6.02.	Liens	46
SECTION 6.03.	Fundamental Changes	48
SECTION 6.04.	[Reserved]	48
SECTION 6.05.	[Reserved]	48
SECTION 6.06.	[Reserved]	48
SECTION 6.07.	Transactions with Affiliates	48
SECTION 6.08.	[Reserved].	49
SECTION 6.09.	Financial Covenants.	49
SECTION 6.10.	Sale and Leaseback Transactions	49

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	55
SECTION 9.02.	Waivers; Amendments	56
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	57

-ii-

SCHEDULES:

Schedule 1.01	–	Guarantors
Schedule 2.01	–	Commitments
Schedule 3.01	–	Subsidiaries
Schedule 3.06	–	Disclosed Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Note
Exhibit C	–	Form of Committed Loan Notice
Exhibit D	–	Form of Solvency Certificate
Exhibit E-1	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F	–	Form of Compliance Certificate
Exhibit G	–	Form of Officer’s Certificate

-iii-

BRIDGE CREDIT AGREEMENT (this “Agreement”) dated as of [    ], 2018 among CONSTELLATION BRANDS, INC., a Delaware corporation (the “Company”), the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, pursuant to the Investment Agreements, CBG Holdings LLC, a Delaware limited liability company (“CBG”) intends to purchase (the “Canopy Investment”) from Canopy Growth Corporation, corporation existing under the federal Laws of Canada (the “Target”) and the Target intends to sell to CBG, on a private placement basis, (i) a certain number of shares that will result in CBG and its affiliates holding approximately 38% of the Target on a fully diluted basis and (ii) a certain number of warrants that will result in CBG and its affiliates holding approximately 55% of the Target on a fully-diluted basis;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of unsecured bridge loans to the Borrower on the Closing Date, in an aggregate principal amount of C$5,078,700,000 to finance the purchase price for the Canopy Investment;

WHEREAS, the Lenders are willing to make available to the Borrower such Loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Act” has the meaning assigned in Section 9.13.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned in Section 9.01(c).

“Agreement” has the meaning assigned in the preamble hereto.

“Applicable Rate” means, from time to time, the following percentages per annum that are applicable at such time, based upon the Debt Rating as set forth below:

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
Debt Ratings	A-/A3 or better	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1 or worse
Closing Date through 89 days following the Closing Date	87.5 bps (Eurodollar Loan) 0.00 bps (Canadian Prime Rate Loan)	100.0 bps (Eurodollar Loan) 0.00 bps (Canadian Prime Rate Loan)	112.5 bps (Eurodollar Loan) 12.5 bps (Canadian Prime Rate Loan)	125.0 bps (Eurodollar Loan) 25.0 bps (Canadian Prime Rate Loan)	150.0 bps (Eurodollar Loan) 50.0 bps (Canadian Prime Rate Loan)
90th day following the Closing Date through 179th day following the Closing Date	112.5 bps (Eurodollar Loan) 12.5 bps (Canadian Prime Rate Loan)	125.0 bps (Eurodollar Loan) 25.0 bps (Canadian Prime Rate Loan)	137.5 bps (Eurodollar Loan) 37.5 bps (Canadian Prime Rate Loan)	150.0 bps (Eurodollar Loan) 50.0 bps (Canadian Prime Rate Loan)	175.0 bps (Eurodollar Loan) 75.0 bps (Canadian Prime Rate Loan)
180th day following the Closing Date through 269th day following the Closing Date	137.5 bps (Eurodollar Loan) 37.5 bps (Canadian Prime Rate Loan)	150.0 bps (Eurodollar Loan) 50.0 bps (Canadian Prime Rate Loan)	162.5 bps (Eurodollar Loan) 62.5 bps (Canadian Prime Rate Loan)	175.0 bps (Eurodollar Loan) 75.0 bps (Canadian Prime Rate Loan)	200.0 bps (Eurodollar Loan) 100.0 bps (Canadian Prime Rate Loan)
From the 270th day following the Closing Date	162.5 bps (Eurodollar Loan) 62.5 bps (Canadian Prime Rate Loan)	175.0 bps (Eurodollar Loan) 75.0 bps (Canadian Prime Rate Loan)	187.5 bps (Eurodollar Loan) 87.5 bps (Canadian Prime Rate Loan)	200.0 bps (Eurodollar Loan) 100.0 bps (Canadian Prime Rate Loan)	225.0 bps (Eurodollar Loan) 125.0 bps (Canadian Prime Rate Loan)

For purposes of the foregoing, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(h). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 5.02(b) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole bookrunner under this Agreement.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property which yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000 in the aggregate for any such Disposition or series of related Dispositions, in each case other than:

(a)        Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, in each case, in the ordinary course of business;

(b)        Dispositions of inventory and immaterial assets, in each case, in the ordinary course of business;

(c)        Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d)        Dispositions of Property to the Borrower or to a Subsidiary;

(e)        (i) Liens permitted by Section 6.02 and (ii) Dispositions of Receivables and Permitted Receivables Related Assets in connection with Permitted Receivables Facilities;

(f)        Dispositions of cash and cash equivalents;

(g)        Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)        leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(i)        transfers of Property to the extent subject to casualty events;

(j)        Dispositions of other Property by the Borrower and its Subsidiaries with an aggregate fair market value (as determined in good faith by the Borrower) for all such Dispositions not to exceed $250,000,000;

(k)        Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)        any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in its best interests and not materially adverse to the Lenders; and

(m)        sale and leasebacks of properties acquired following the date of this Agreement within 180 days of the acquisition thereof.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A (which shall be in the same form as Exhibit A delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto) or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means (i) if the lease established pursuant to such transaction creates a Capital Lease Obligation, such Capital Lease Obligation and (ii) if the lease established pursuant to such transaction does not create a Capital Lease Obligation, the net present value of the remaining rent under the lease established thereby discounted at a rate equal to the market yield of the Company’s senior unsecured debt securities (as determined in good faith by the Company).

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company.

“Borrower Materials” has the meaning assigned in Section 5.01.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, as used in connection with a Canadian Prime Rate Loan, if such day relates to any interest rate settings as to a Canadian Prime Rate Loan or to fundings, disbursements, settlements and payment in respect of a Canadian Prime Rate Loan, or any other dealings in Canadian Dollars to be carried our pursuant to this Agreement in respect to any such Canadian Prime Rate, means any such day other than a day on which banking institutions in Toronto, Ontario are authorized by law to close.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) Act.

“Canadian Dollars” and the symbol “C$” refers to the lawful money of Canada.

“Canadian Prime Rate” means, for any day, a fluctuating rate per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers, and (b) the average CDOR Rate for a 30-day term plus 1.00% per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrower or any other Person; and if the Canadian Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Prime Rate Loans” means a Loan that bears interest based on the Canadian Prime Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the date of this Agreement, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the date of this Agreement that would appear on a balance sheet of such Person prepared as of such date.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any lender or any Affiliate of a lender under the Senior Credit Agreement in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (2) the Borrower’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any such lender or Affiliate.

“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date of this Agreement) (other than the Permitted Holders), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (provided that the Permitted Holders in the aggregate “beneficially own” (as so defined) Equity Interests having a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower than such other Person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower) or (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of 66 2⁄3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office.

“CDOR” has the meaning set forth in the definition of CDOR Rate.

“CDOR Rate” means the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m., Toronto, Ontario time, on the first day of such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

“Closing Date” means the date on which the conditions specified in Section 4.01 of this Agreement are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means the Persons listed on the cover of this Agreement as co-documentation agents, in their capacities as such.

“Committed Loan Notice” means a notice of borrowing of Loans, substantially in the form of Exhibit C (which shall be in the same form as Exhibit C delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto) or such other form as may be approved by the Administrative Agent) (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make a Loan to the Borrower on the Closing Date, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Commitments is C$5,078,700,000.

“Commitment Letter” means the commitment letter, dated as of August 14, 2018, among Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Company.

“Company Audited Financial Statements” has the meaning set forth in Section 4.01(l)(i).

“Company Interim Financial Statements” has the meaning set forth in Section 4.01(l)(i).

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication, to the extent deducted in determining Consolidated Net Income, the sum of (a) (i) interest expense, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles), (v) non-cash charges recorded in respect of impairment of goodwill or long-term assets, (vi) any other non-cash items (including non-cash costs or expenses in respect of impairments of goodwill, non-cash charges pursuant to any management equity plan and non-cash charges pursuant to SFAS 158) except to the extent representing an accrual for future cash outlays, (vii) income of any non-wholly-owned Subsidiaries and deductions attributable to minority interests, (viii) extraordinary or unusual charges and expenses, (ix) expenses incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, (A) other than in the ordinary course of business and (B) including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) and (x) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition outside the ordinary course of business; minus, to the extent included in Consolidated Net Income, (b) the sum of (i) any unusual or extraordinary income or gains and (ii) any other non-cash income (except to the extent representing an accrual for future cash income).

“Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” means, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period) determined after giving effect to the net amount paid (or received) under Swap Agreements relating to any such Indebtedness minus (b) the sum of (i) all interest income during such period and (ii) to the extent included in clause (a) above, the amount of write offs of deferred financing fees, expensing of bridge commitments and amounts paid on early terminations of Swap Agreements.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) except as provided in clause (b) below, the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Guarantor) in which the Company or any of its Subsidiaries has an ownership interest, to the extent that any such income is contractually prohibited from being distributed to the Company or a Guarantor in the form of dividends or similar distributions and (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness (other than Swap Agreements), together with any related provision for taxes on any such income.

“Consolidated Net Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Company in accordance with GAAP.

“Consolidated Tangible Assets” means, as at any date, the total assets of the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) that would be shown as tangible assets on a consolidated balance sheet of the Company and its Consolidated Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries. For purposes hereof, “tangible assets” means all assets of the Company and its Consolidated Subsidiaries other than assets that should be classified as intangibles including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Company and its Consolidated Subsidiaries outstanding as of such time calculated on a consolidated basis (other than Revolving Loans, Swingline Loans, Letters of Credit (each as defined in the Senior Credit Agreement) and other than Indebtedness described in clause (h), (i) or (j) of the definition of “Indebtedness” (provided that there shall be included in Consolidated Total Indebtedness, any Indebtedness (x) in respect of drawings under letters of credit to the extent not reimbursed within two Business Days after the date of such drawing and (y) in respect of any Swap Agreement not permitted by Section 6.01(i)) plus (ii) the principal amount of any obligations of any Person (other than the Company or any Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Company or any Subsidiary (whether or not reflected on a consolidated balance sheet of the Company), plus (iii) the average of the aggregate outstanding principal amounts of Revolving Loans and Swingline Loans (each as defined in the Senior Credit Agreement) as at such date of determination and as at the last day of each of the three immediately preceding fiscal quarters.

“Consolidated Total Net Indebtedness” means, on any date, the excess of (i) Consolidated Total Indebtedness over (ii) the lesser of (x) $500,000,000 and (y) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and the terms “Controls” and “Controlled” shall have correlative meanings.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Co-Syndication Agents” means the Persons listed on the cover of this Agreement as co-syndication agents, in their capacities as such.

“Debt Ratings” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.12(c).

“Disclosed Matters” means the matters disclosed on Schedule 3.06 hereto on the date hereof.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings, but excluding, licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Company has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date at the time of issuance thereof.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or the effect of Hazardous Materials on the environment or on health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or

Multiemployer Plan or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan refers to whether such Loan is bearing interest at a rate determined by reference to the CDOR Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Tax imposed on or measured by such recipient’s net income or profits (or any franchise Tax imposed in lieu of a Tax on net income or profits) by any jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office located in such jurisdiction, or as a result of any other present or former connection with such jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction) other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (b) any branch profits Taxes within the meaning of Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) solely with respect to the Obligations of the Company, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 2.16, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.16(d) and (e) solely with respect to the Obligations of the Company, any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or official interpretations thereof.

“FCPA” has the meaning provided in Section 3.13.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) in no event shall the Federal Funds Effective Rate be deemed to be less than 0% per annum.

“Fee Letter” means the Fee Letter, dated as of August 14, 2018, by and among the Borrower, the Arranger and the other parties thereto.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Foreign Disposition” has the meaning assigned to such term in Section 2.10(d).

“Foreign Holding Company” means any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries or other Foreign Holding Companies.

“Foreign Lender” means any Lender that is not a “United States” person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America; provided that, the Borrower may, by written notice from a Financial Officer to the Administrative Agent and the Lenders, elect to change its financial accounting to IFRS and, in such case, unless the context otherwise requires (including pursuant to Section 1.04), all references to GAAP herein shall refer to IFRS.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantee Agreement” means the Guarantee Agreement executed by the Company and the Guarantors on the date hereof, together with each other supplement executed and delivered pursuant to Section 5.09.

“Guarantor” means (a) each Subsidiary listed on Schedule 1.01 on the Closing Date, which list will be comprised of the Guarantors on the same schedule to the Senior Credit Agreement and (b) each Subsidiary that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 5.09 or otherwise.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, on any date, any Subsidiary that did not account for more than (x) 5.0% of Consolidated Tangible Assets as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) or (y) 1.0% of the Company’s and its Consolidated Subsidiaries’ consolidated sales for the most recently ended Test Period; provided that no Subsidiary shall at any time be deemed to be an Immaterial Subsidiary for purposes of Section 5.09 if the Company and its Consolidated Subsidiaries that are Guarantors accounted for less than 50.0% of Consolidated Tangible Assets as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) prior to such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others of a type described in any of clauses (a) through (e) above or (g) through (k) below, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date) and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person and (B) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and included as Indebtedness of the Company.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Information Memorandum” means each Confidential Information Memorandum of the Borrower, relating to the Loans.

“Initial Lender” means Bank of America, [    ] in its capacity as Lender under this Agreement.

“Interest Payment Date” means (a) with respect to any Canadian Prime Rate Loan, the first Business Day of each March, June, September and December and the Maturity Date of such Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to by the Administrative Agent and all applicable Lenders, thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the applicable maturity date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall be not more than ten Interest Periods in effect with respect to Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“Investment Agreements” means each of the Subscription Agreement and the Investor Rights Agreement.

“Investment Agreements Representations” means the representations made by or with respect to the Target and its affiliates in the Investment Agreements as are material to the interests of the Lenders, but only to the extent that the Company or a Subsidiary has the right to terminate the Company or such Subsidiary’s obligations under the Investment Agreements, or to decline to consummate the Canopy Investment pursuant to the Investment Agreements, as a result of a breach of such representations in the Investment Agreements.

“Investment Consideration” means the aggregate cash consideration for the Canopy Investment, as set forth in the Subscription Agreement as in effect on the date of the Commitment Letter.

“Investor Rights Agreement” means the Investor Rights Agreement dated November 2, 2017 entered into between Greenstar Canada Investment Limited Partnership and the Target, to be amended and restated as of the Closing Date in the form attached as Exhibit A to the Subscription Agreement.

“joint venture” means any Person (other than a wholly-owned Subsidiary) in which the Company or any Subsidiary owns Equity Interests representing at least a 9.99% economic interest in such Person and which Person is engaged in a business that is the same as or substantially similar to, related to, ancillary to or complimentary to, a line of business conducted by the Company or any of its Subsidiaries.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Guarantee Agreement, any promissory notes executed and delivered pursuant to Section 2.09(e) and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01 of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Maturity Date” means the date that is 364 days after the Closing Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net-Cash Proceeds” means:

(a)    with respect to any Asset Sale, an amount equal to (i) the sum of cash and cash equivalents received in connection with such Asset Sale (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property subject to such Asset Sale and that is repaid in connection with such Asset Sale, (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Company or such Subsidiary in connection with such Asset Sale, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by the Company or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) the Company’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale; provided that (x) in the case of Net Cash Proceeds of a Permitted Receivables Facility, to the extent the Company or any of its Subsidiaries receives proceeds of Attributable Receivables Indebtedness, the Net Cash Proceeds shall only include any principal amount of such Attributable Receivables Indebtedness in excess of the previously highest outstanding balance following the Closing Date, (y) ”Net Cash Proceeds” shall include (i) any cash or cash equivalents received upon the Disposition of any non-cash consideration received by the Company or any Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) or (D) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (E) above that have not been satisfied in cash within three hundred sixty-five (365) days after such Asset Sale and (z) in the case of any Asset Sale involving a joint venture, Net Cash Proceeds shall include such cash payments only to the extent distributed or otherwise transferred to the Company or any of its wholly-owned Subsidiaries; and

(b)        with respect to the issuances, offerings of placements of equity, equity-linked or debt obligations, the excess, if any, of (i) cash received by the Company or any of its Subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Company or any of its subsidiaries in connection with such issuance.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B (which shall be in the same form as Exhibit B-3 delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto).

“Obligations” means all Indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to any of the Lenders, their Affiliates or the Administrative Agent, the Arranger, the Co-Syndication Agents, the Co-Documentation Agents, individually or collectively, existing on the date of this Agreement or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents (including under any of the Loans made or reimbursement or other monetary obligations incurred or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding (including interest and fees which, but for the filing of a petition in bankruptcy with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest or fees in the related bankruptcy proceeding)).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed as a result of an assignment by a Lender other than an assignment made pursuant to Section 2.18 (an “Assignment Tax”), if such Assignment Tax is imposed as a result of any present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction) other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents.

“Overnight Rate” means, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable interbank market for Canadian Dollars to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)        Liens imposed by law for Taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings diligently conducted;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in good faith by appropriate proceedings diligently conducted;

(c)        (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Company or any Subsidiary;

(d)        Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, appeal and replevin bonds, performance bonds, indemnity bonds, bonds to secure the payment of excise taxes or customs duties in connection with the sale or importation of goods and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)        Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f)        easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)        any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Company or any other Subsidiary as a part of its business and covering only the assets so leased; and

(h)        performance and return-of-money bonds, or in connection with the payment of the exercise price or withholding taxes in respect of the exercise, payment or vesting of stock appreciation rights, stock options, restricted stock, restricted stock units, performance share units or other stock-based awards, and other similar obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Borrower and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including (i) the documents relating to the Amended and Restated Receivables Loan, Security and Servicing Agreement, dated as of October 1, 2013, as amended by the First Amendment to Amended and Restated Receivables Loan, Security and Servicing Agreement dated as of September 29, 2014, as further amended by the Second Amendment to Amended and Restated Receivables Loan, Security and Servicing Agreement dated as of September 28, 2015, as further amended by the Third Amendment to Amended and Restated Receivables Loan, Security and Servicing Agreement dated as of September 27, 2016, and as further amended by the Fourth Amendment to Amended and Restated Receivables Loan, Security and Servicing Agreement dated as of September 26, 2017, by and among the Company, Constellation Brands Sales Finance LLC, Coöperatieve Rabobank U.A., New York Branch and the other lenders from time to time a party thereto, (ii) the documents relating to the Receivables Loan, Security and Servicing Agreement, dated as of October 1, 2013, as amended by the First Amendment to Receivables Loan, Security and Servicing Agreement dated as of September 29, 2014, as further amended by the Second Amendment to Receivables Loan, Security and Servicing Agreement dated as of September 28, 2015, as further amended by the Third Amendment to Receivables Loan, Security and Servicing Agreement dated as of September 27, 2016, and as further amended by the Fourth Amendment to Receivables Loan, Security and Servicing Agreement dated as of September 26, 2017, by and among Crown Imports LLC, Crown Sales Finance LLC, Coöperatieve Rabobank U.A., New York Branch and the other lenders from time to time a party thereto and (iii) all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interest certificates or other evidences of Indebtedness secured by Permitted Receivables Facility Assets, all of which documents and agreements to be in form and substance reasonably customary for transactions of this type; in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Company) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement as determined by the Company in good faith and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Company in good faith.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness of a type described pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness of a type described pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Company) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned in Section 5.01.

“Pro Forma Basis” means, with respect to compliance with any test covenant hereunder, that all Specified Transactions and the following transactions occurring prior to the end of the applicable period of measurement in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company owned by the Company or any of its Subsidiaries or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that either (x) such adjustments are consistent with Regulation S-X or (y) in the case of any acquisition of a Person or line of business, such adjustments are set forth in a certificate of a Financial Officer of the Company delivered to the Administrative Agent, which certificate states that such adjustments are (A) based on specifically identified actions to be taken within six months following the date of such acquisition and (B) such Financial Officer believes such adjustments appropriately reflect the net cost savings to be achieved as a result of such specifically identified actions.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualifying Term Facility” shall mean a term loan facility with lenders reasonably acceptable to the Company and which is subject to conditions precedent to funding that are no less favorable or are more favorable to the borrower thereunder than the conditions set forth in Section 4.01, as determined by the Company in its reasonable discretion.

“Receivables” means all accounts receivable and property relating thereto (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly-owned Subsidiary of the Company, including Constellation Brands Sales Finance LLC and Crown Sales Finance LLC, which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company (as determined by the Company in good faith), and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Company and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment, including the abandonment, discarding, burying or disposal of barrels, containers or other receptacles containing any Hazardous Material.

“Required Lenders” means, at any time, Lenders holding Commitments and Loans representing more than 50% of the sum of the aggregate principal amount of Commitments and Loans outstanding at such time.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any transaction pursuant to which the Company or any Subsidiary sells or transfers any Property to any Person (other than the Company or a Subsidiary) and enters into a lease, as tenant, for all or a material portion of such Property with a term of three years or more (including renewal options).

“Same Day Funds” means (same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanctioned Country or Territory” means, at any time, a country, region or territory which is subject to comprehensive economic sanctions by the United States that broadly restrict trade and investment in or with that country or territory (at the time of this Agreement, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” has the meaning provided in Section 3.12.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Senior Credit Agreement” means that certain seventh amended and restated credit agreement, dated as of August 10, 2018, among the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto as amended, restated, modified, supplemented, substituted, replaced, renewed or refinanced from time to time, including any agreement or agreements extending the maturity of, or refinancing all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Senior Notes” means any senior unsecured notes issued by the Company or any of its Subsidiaries in a public offering or in a private placement, the proceeds of which are applied to prepay the Loans in accordance with Section 2.10(b).

“Sixth Restatement Effective Date” means July 14, 2017.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties of the Loan Parties set forth in the first sentence of Section 3.01 (solely as it relates to corporate status, power and authority), Section 3.02 (solely as it relates to the execution, delivery and performance of the Loan Documents), Section 3.03(a), Section 3.03(b), Section 3.03(c) (solely with respect to documents governing material Indebtedness), the second sentence of Section 3.07, Section 3.08, Section 3.10, Section 3.11, the second sentence of Section 3.12, the first sentence of Section 3.13, Section 3.16 and Section 3.17.

“Specified Domestic Subsidiary” means each wholly-owned Domestic Subsidiary of the Company other than (i) any Foreign Holding Company, (ii) any Receivables Entity, (iii) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary or Foreign Holding Company and (iv) any Immaterial Subsidiary.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Company or any Subsidiary in any Person (including in connection with any acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving (x) the acquisition of a new Subsidiary or joint venture, (y) an increase in the Company’s and its Subsidiaries’ consolidated economic ownership of a joint venture or (z) the acquisition of a product line or business unit, (ii) any asset sale involving (x) the disposition of Equity Interests of a Subsidiary or joint venture (other than to the Company or a Subsidiary) or (y) the disposition of a product line or business unit, (iii) any incurrence or repayment of Indebtedness (in each case, other than Swap Agreements, Revolving Loans (as defined in the Senior Credit Agreement), Swingline Loans (as defined in the Senior Credit Agreement) and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related revolving credit commitment) and (iv) any other transaction specifically required to be given effect to on a Pro Forma Basis.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Subscription Agreement” means that certain subscription agreement between CBG and the Target dated as of August 14, 2018

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Target Audited Financial Statements” has the meaning set forth in Section 4.01(l)(ii).

“Target Interim Financial Statements” has the meaning set forth in Section 4.01(l)(ii).

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar or the Canadian Prime Rate.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Company in connection with the Transactions to be consummated on the date of the Commitment Letter, the date of this Agreement and the Closing Date, as applicable.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Company of the Loan Documents (including this Agreement) to which it is to be a party, (b) the consummation of the Canopy Investment and (c) the payment of the Transaction Costs.

“UK Bribery Act” has the meaning provided in Section 3.13.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.        Accounting Terms; GAAP.

(a)        Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP (including as a result of the adoption of IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (including as a result of the adoption of IFRS) or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder (x) the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time) and (y) the accounting treatment of leases shall be determined without giving effect to any change in GAAP after the date hereof (or implementation following the date hereof of any change in GAAP that became effective prior to the date hereof) for purposes of all financial calculations hereunder.

(b)        Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Consolidated Interest Coverage Ratio and Consolidated Net Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

SECTION 1.04.        Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.05.        Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06.        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07.        Currency Equivalents. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

ARTICLE II

The Credits

SECTION 2.01.        Outstanding Loans; Commitments. Subject to the terms and conditions set forth herein, each Lender with a Commitment severally agrees to make a Loan on the Closing Date to the Borrower in Canadian Dollars by making immediately available funds to the Administrative Agent’s account not later than the time specified by the Administrative Agent, in an amount of up to the Commitment of such Lender. Amounts repaid in respect of the Loans may not be reborrowed.

SECTION 2.02.        Loans and Borrowings.

(a)        Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Subject to Section 2.13, each Borrowing shall be comprised entirely of Canadian Prime Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in an aggregate amount that is an integral multiple of 1,000,000 (or, if not an integral multiple, the entire available amount) and not less than 5,000,000. Each Borrowing of, conversion to or continuation of Canadian Prime Rate Loans shall be in an aggregate amount that is an integral multiple of 1,000,000 and not less than 1,000,000

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested ends after the Maturity Date.

SECTION 2.03.        Requests for Borrowings(i) . To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Loans, the Borrower shall notify the Administrative Agent of such request, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Loans or of any conversion of Eurodollar Loans to Canadian Prime Rate Loans, and (ii) on the requested date of any Borrowing of Canadian Prime Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Loans, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than noon, (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing Request shall be irrevocable. Each Committed Loan Notice shall specify the following information in compliance with Section 2.02:

(i)        the aggregate amount of the requested Borrowing, conversion or continuation;

(ii)        the date of such Borrowing, conversion or continuation, which shall be a Business Day;

(iii)        whether such Borrowing, conversion or continuation is to be a Canadian Prime Rate Borrowing or a Eurodollar Borrowing;

(iv)        in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)        in the case of a Borrowing to be made on the Closing Date, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi)        whether the Borrower is requesting a new Borrowing, a conversion of Loans from one Type to another, or a continuation of Eurodollar Loans.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Eurodollar Loans, such Loans shall be converted to Canadian Prime Rate Loans on the last day of the applicable Interest Period. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or conversion or continuation of Eurodollar Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any automatic conversion to Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.        [Reserved].

SECTION 2.05.        [Reserved].

SECTION 2.06.        Funding of Borrowing.

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s pro rata share of the Loan requested pursuant to Section 2.03 (based on the amount of such Lender’s Commitment as a percentage of the aggregate Commitments). The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the Borrowing Request.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to Canadian Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)        If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.07.        Illegality.    If any Lender determines that adequate and reasonable means do not exist for the Lender or its applicable Lending Office to determine, make, maintain, fund or charge interest based upon the CDOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Canadian Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest based upon the CDOR Rate with respect to any such Loan or to make or continue Eurodollar Loans or to convert Canadian Prime Rate Loans to Eurodollar Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Canadian Prime Rate Loans the interest rate on which is determined by reference to the CDOR Rate component of the Canadian Prime Rate, the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Prime Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Prime Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such CDOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the CDOR Rate, the Administrative Agent shall during the period of such suspension compute the Canadian Prime Rate applicable to such Lender without reference to the CDOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the CDOR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.08.        Termination and Reduction of Commitments. Each Commitment shall automatically terminate upon the making of the Loan on the Closing Date pursuant to such Commitment pursuant to Section 2.01.    In addition, all Commitments shall expire on the earliest of (a) April 1, 2019, (b) the consummation of the Canopy Investment without the borrowing of any Loans, (c) the date that the Subscription Agreement is terminated or expires or you inform us in writing that you have abandoned your pursuit of the Canopy Investment and (d) upon receipt by Bank of America of a written notice from the Borrower of its election to terminate all commitments hereunder and the Commitment Letter and Fee Letter in full (subject to the provisions hereof and thereof relating to the survival of certain provisions hereof and thereof) (it being understood that you shall be entitled to terminate or reduce (on a pro rata basis) the Commitments in whole or in part at any time by written notice to Bank of America). In addition, the Commitments shall be automatically reduced as set forth in Section 2.10(b).

SECTION 2.09.        Repayment of Loans; Evidence of Debt.

(a)        The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to clause (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)        Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10.        Prepayment of Loans.

(a)        Optional Prepayments.

(i)        The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with clause (a)(ii) of this Section.

(ii)        The Borrower shall notify the Administrative Agent of any prepayment hereunder not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid; provided that any notice of prepayment in connection with a refinancing of the Loans may be conditioned upon consummation of any proposed financing transaction in connection therewith. Promptly following receipt of any such notice relating to the Loans, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09 in the order selected by the Borrower. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(b)        Mandatory Prepayments and Commitment Reductions. Outstanding Commitments shall be reduced and outstanding Loans shall be prepaid, in each case, on a Canadian Dollar-for-Canadian Dollar basis on the date of (in the case of a reduction of Commitments) or within five Business Days of (in the case of a prepayment of Loans) receipt by the Company or any of its Subsidiaries of any Net Cash Proceeds (or in the case of clause (ii) below, commitments) (with amounts (or in the case of clause (ii) below, commitments) received in non-Canadian Dollar currencies to be converted by the Company to the Canadian Dollar Equivalent on such date) referred to in this paragraph (b) by or with an amount equal to:

(i)        100% of any Net Cash Proceeds received by the Company or any of its Subsidiaries from any Asset Sale (in the case of an Asset Sale by a Foreign Subsidiary, net of additional taxes payable (or that would be payable if the Net Cash Proceeds were repatriated to the United States) or reserved against as a result thereof) in accordance with Section 2.10(d); provided, however, that such prepayment shall not be required with respect to all or any portion of such Net Cash Proceeds to the extent the Company has elected to reinvest all or such portion of Net Cash Proceeds in assets useful for the Company’s or a Subsidiary’s business within six (6) months following receipt of such Net Cash Proceeds; provided that any such Net Cash Proceeds that are not so reinvested within such six-month period shall be applied as set forth in this Section 2.10(b) within five (5) Business Days after the end of such six-month period;

(ii)        the aggregate amount of commitments received in respect of any Qualifying Term Facility (it being understood that following the effectiveness of such Commitment reduction and solely to the extent of the amount thereof, there shall be no duplicative prepayment of Loans from subsequent proceeds (up to such amount) received from such Qualifying Term Facility pursuant to clause (iii) below;

(iii)        without duplication of clause (ii) above, 100% of the Net Cash Proceeds actually received by the Company or any of its Subsidiaries from any incurrence of Indebtedness for borrowed money (including, without limitation, any Senior Notes) other than (a) any intercompany Indebtedness of the Company or any of its Subsidiaries, (b) any Indebtedness of the Company or any of its Subsidiaries incurred under the Senior Credit Agreement in an aggregate amount not to exceed $2,500,000,000, (c) any other working capital, letter of credit or overdraft facility incurred in the ordinary course of business and (d) other Indebtedness for borrowed money the Net Cash Proceeds of which do not exceed $50,000,000 in the aggregate.

(iv)        100% of the Net Cash Proceeds received by the Company from any issuance of equity or equity-linked securities (in a public offering or private placement) other than (a) equity or equity-linked securities issued in connection with employee stock option plans, employee stock ownership or purchase plans or similar equity-based compensation plans, (b) equity or equity-linked securities issued as consideration in connection with an acquisition (including the Canopy Investment) by the Company or any of its Subsidiaries and (c) other issuances of equity or equity-linked securities the Net Cash Proceeds of which do not exceed $50,000,000 in the aggregate).

(c)        The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans or reduction of Commitments required to be made pursuant to Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment or Commitment reduction. Each such notice shall specify the date of such prepayment or Commitment reduction and provide a reasonably detailed calculation of the amount of such prepayment or Commitment reduction. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s notice and of such Lender’s pro rata share of the prepayment or Commitment reduction. Any prepayment of Loans pursuant to Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(d)        Notwithstanding any provision of Section 2.10(b) to the contrary, to the extent that any or all the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(b)(i) (a “Foreign Disposition”) are prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to offer to repay Loans at the times provided in Section 2.10(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as applicable Law will not permit or delays repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.10(b) to the extent provided herein; provided, however, that to the extent that the Company has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition would have material adverse tax consequences, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date 12 months following the date of receipt of such Net Cash Proceeds, (x) the Borrower shall apply an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable (or that would be payable if the Net Cash Proceeds were repatriated to the United States) or reserved against if such Net Cash Proceeds had been repatriated or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.

SECTION 2.11.        Fees.

(a)        The Company agrees to pay all fees required to be paid by it in connection with this Agreement as separately agreed in writing by the Company, the Arranger and/or the Administrative Agent and/or any Lender at the times set forth therein.

(b)        The Borrower will pay a fee to the Administrative Agent for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of Loans outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day; (ii) 0.75% of the aggregate principal amount of the loans under this Agreement outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day; and (iii) 1.00% of the aggregate principal amount of the loans under this Agreement outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day.

(c)        The Borrower shall pay to the Administrative Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”) that will accrue at a per annum rate equal to 0.11% of the aggregate amount of the unfunded Commitments (as determined on a daily basis) during the period from and including the date that is 90 days after the Acceptance Date (as defined in the Fee Letter) to but excluding the Closing Date or earlier termination in full or expiration in full of such Commitments. Such Ticking Fee shall be payable to the Administrative Agent on the earlier of (i) the termination in full or expiration in full of the Commitments and (ii) the Closing Date.

(d)        Fees payable hereunder as a percentage of the aggregate principal amount of the Loans outstanding shall be payable in Canadian Dollars

SECTION 2.12.        Interest.

(a)        The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate in effect from time to time plus the Applicable Rate.

(b)        The Loans comprising each Eurodollar Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Canadian Prime Rate Loans, as provided in clause (a) of this Section (the “Default Rate”).

(d)        Accrued interest on the Loans shall be payable by the Borrower in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)        All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Canadian Prime Rate or CDOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

(f)        For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. Each party to this Agreement hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement and the other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to it, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

SECTION 2.13.        Alternate Rates of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or

(b)        the Administrative Agent is advised by the Required Lenders that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Prime Rate.

SECTION 2.14.    Increased Costs.

(a)        If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)            subject a Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes, or any Other Taxes or Indemnified Taxes indemnified under Section 2.16) with respect to any Loan Document;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)        If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company (shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 135 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the CDOR Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

SECTION 2.16.    Taxes.

(a)        All sums payable by any Loan Party under any Loan Document to the Administrative Agent or any Lender shall be made free and clear of and without deduction for any Taxes, unless required by applicable Laws.

(b)        If any Loan Party or any other applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum payable under any Loan Document, then (i) the applicable Loan Party or other applicable withholding agent shall make such deductions and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto in accordance with applicable Law, (ii) if the Tax in question is an Indemnified Tax or an Other Tax, the sum payable by the applicable Loan Party to such Lender or Administrative Agent (as applicable) shall be increased by such Loan Party as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16) the Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (iii) within thirty days after paying any sum from which it is required by Law to make any deduction, and within thirty days after the due date of payment of any Tax which it is required by clause (i) above to pay, the Loan Party making such payments shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)        In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(d)        Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.16(d)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(1)        Each U.S. Lender shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2)        Each Foreign Lender shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)        two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the applicable benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)        two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit E-1, E-2, E-3 or E-4 (which shall be in the same forms as Exhibit F-1, F-2, F-3 or F-4, as applicable, delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto), as applicable (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms),

(D)        to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(d) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owners), or

(E)        two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding Tax on any payments to such Lender under the Loan Documents.

(3)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Notwithstanding any other provision of this Section 2.16(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e)        The Loan Parties shall, jointly and severally, indemnify the Administrative Agent or a Lender (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Tax Indemnitee on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document, and any Other Taxes paid or payable by the Tax Indemnitee (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Tax Indemnitee, or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f)        If and to the extent a Tax Indemnitee determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, then such Tax Indemnitee shall promptly pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee in the event the Tax Indemnitee is required to repay such refund to such Governmental Authority. This Section 2.16(f) shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)        The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest or fees, interest or fees thereon shall be payable for the period of such extension.

(b)        If at any time prior to an exercise of remedies pursuant to Article VII (or prior to the date of termination of the Commitments in full and acceleration of the Loans pursuant to Article VII), insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)        After the exercise of remedies provided for in Article VII (or after acceleration of the Loans pursuant to Article VII), any amounts received on account of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent, the Arranger, the Co-Documentation Agents and the Co-Syndication Agents in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable pursuant to Sections 2.11(a) and (b)) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(d)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest and fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or to any assignee or participant in accordance with Section 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)        Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.

SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.

(a)        If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then upon request of the Borrower such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Company, a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b)        If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)        the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable Laws.

(c)        A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as of the date of this Agreement [and of the Closing Date]:

SECTION 3.01.      Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries (other than Immaterial Subsidiaries) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary (other than Immaterial Subsidiaries) on the date of this Agreement, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests, to the extent owned by the Company or any Subsidiary, of each Subsidiary (other than Immaterial Subsidiaries) are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 3.01 hereto as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Company or a Subsidiary on the date of this Agreement free and clear of all Liens, other than Liens permitted under Section 6.02. As of the date of this Agreement, there are no outstanding commitments or other obligations of the Company or any wholly-owned Subsidiary (other than Immaterial Subsidiaries) to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of the Company or any Subsidiary (other than Immaterial Subsidiaries), except as disclosed on Schedule 3.01 hereto.

SECTION 3.02.      Authorization; Enforceability. The execution, delivery and performance of the Loan Documents to which each Loan Party is party are within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.      Governmental Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents to which each Loan Party is party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.      Financial Statements; Financial Condition; No Material Adverse Change.

(a)        (i) The Company Audited Financial Statements were prepared in accordance with GAAP, except as otherwise expressly noted therein; (ii) to the knowledge of the Company, the Target Audited Financial Statements were prepared in accordance with IFRS, except as otherwise expressly noted therein; (iii) the Company’s Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries taken as a whole as of the date thereof and their results of operations for the period covered thereby; and (iv) to the knowledge of the Company, the Target’s Audited Financial Statements fairly present in all material respects the financial condition of the Target and its Subsidiaries taken as a whole as of the date thereof and their results of operations for the period covered thereby.

(b)        (i) The Company Interim Financial Statements were prepared in accordance with GAAP, except as otherwise expressly noted therein; (ii) to the knowledge of the Company, the Target Interim Financial Statements were prepared in accordance with IFRS, except as otherwise expressly noted therein; (iii) the Company Interim Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries taken as a whole as of the date thereof and their results of operations for the period covered thereby; and (iv) , to the knowledge of the Company, the Target Interim Financial Statements fairly present in all material respects the financial condition of the Target and its Subsidiaries taken as a whole as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i), (ii), (iii) and (iv), to the absence of footnotes and to normal year-end audit adjustments.

(c)        Since February 28, 2018, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.        Properties.

(a)        Each Loan Party has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary (other than Immaterial Subsidiaries) except for Liens permitted by Section 6.02.

(b)        Each of the Company and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.        Litigation and Environmental Matters.

(a)        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters). There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)        Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

SECTION 3.07.        Compliance with Laws . Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with (a) the Controlled Substances Act, the Civil Asset Forfeiture Reform Act (solely as it relates to violation of the Controlled Substances Act) and all related applicable anti-money laundering laws and (b) all other anti-money laundering laws, including the Canadian AML Acts, except, solely in the case of this clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or any of their respective properties with respect to the Controlled Substances Act, any anti-money laundering laws or the Civil Asset Forfeiture Reform Act is pending or, to the best knowledge of the Company, threatened.

SECTION 3.08.        Investment Company Status. Neither the Company nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09.        Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature) furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Company’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.10.        Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (as the term “margin stock” is defined for purposes of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.11.        PATRIOT Act . Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Act.

SECTION 3.12.        Sanctions. None of the Company, any Subsidiary nor, to the knowledge of the Company, any director, officer or employee of the Borrower or any Subsidiary is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the US Department of State, the Canadian Government, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) or is located, organized or resident in a Sanctioned Country or Territory unless any of the prohibited behavior, activities or business are authorized pursuant to a specific or general license, license exception, license exemption, other exception or exemption, or other permit or authorization from the applicable Governmental Authorities (such authorities to include, at all times, the applicable U.S. Government Authorities). The Borrower will not directly or indirectly use the proceeds of the Loans (a) to fund activities (i) in any Sanctioned Country or Territory, or (ii) of any Person that, at the time of such funding, is the subject of Sanctions unless, with respect to clauses (i) and (ii) above, the proceeds are used for activities or business authorized pursuant to a specific or general license, license exception, license exemption, other exception or exemption, or other permit or authorization from the applicable Governmental Authorities (such authorities to include, at all times, OFAC and any other applicable U.S. Governmental Authorities) or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

SECTION 3.13.        Anti-Corruption. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada) and regulations thereunder, or the United Kingdom Bribery Act 2010 (the “UK Bribery Act”). Neither the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, the Corruption of Foreign Public Officials Act (Canada) and regulations thereunder, and the UK Bribery Act. Furthermore, the Borrower and, to the knowledge of the Borrower, its Subsidiaries have conducted their businesses in compliance with the FCPA, the Corruption of Foreign Public Officials Act (Canada) and regulations thereunder, and the UK Bribery Act and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

SECTION 3.14.        Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) each employee benefit plan (within the meaning of Section

3(3) of ERISA), established or maintained by the Borrower or any of its Subsidiaries, is in compliance with all applicable Laws and (ii) no ERISA Event has occurred or is reasonably expected to occur.

SECTION 3.15.        Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 3.16.        Solvency. As of the Closing Date, the Company and its Subsidiaries, on a consolidated basis are Solvent after giving effect to the consummation of the Transactions.

SECTION 3.17.        No Bankruptcy Event of Default. As of the Closing Date after giving effect to the consummation of the Transactions, no Event of Default has occurred under Article VII(h) or (i).

ARTICLE IV

Conditions

SECTION 4.01.        Conditions to the Closing Date. The obligations of the Lenders to make Loans on the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:

(a)        the Administrative Agent shall have received a counterpart of this Agreement from the Borrower;

(b)        the Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting a Note at least five Business Days prior to the Closing Date;

(c)        the Administrative Agent shall have received a counterpart of the Guarantee Agreement (in the same form as that delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto) from each of the Guarantors as of the Closing Date;

(d)        the Administrative Agent shall have received the executed legal opinions of Nixon Peabody LLP, U.S. counsel to the Borrower (in the same form as that delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto);

(e)        the Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing in the jurisdiction of organization of each Loan Party and the authorization of the Loan Documents by the Loan Parties party thereto and containing a certificate of a corporate secretary of each Loan Party with a list of Persons entitled to execute the Loan Documents to which such Loan Party is a party and provide notices, hereunder, in each case, on behalf of such Loan Party together with specimen signatures of such Persons, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel (each in the same form as that delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto);

(f)        substantially concurrently with the funding of the Loans on the Closing Date, the Canopy Investment shall have been consummated in accordance with the Investment Agreements, and the Investment Agreements shall not have been amended or modified by the Company, and no condition shall have been waived or consent granted by the Company, in any respect that is materially adverse to the Lenders or the Arranger without the Arranger’s prior written consent (it being understood and agreed that (i) any amendment, modification, waiver or consent that results in a change to the definition of the term “Material Adverse Effect” (as defined in the Subscription Agreement) shall be deemed to be materially adverse to the Lenders and the Arranger, and (ii) (a) any decrease in the Investment Consideration (as defined in the Subscription Agreement) that is accompanied by a dollar-for-dollar reduction in Commitments and (b) any increase in the Investment Consideration, together with any other increases since the date of the Commitment Letter which does not exceed 5% of the Investment Consideration, in each case shall be deemed not to be materially adverse to the Lenders);

(g)        since March 31, 2018, no Material Adverse Effect (as defined in the Subscription Agreement as in effect on the date of the Commitment Letter) shall have occurred;

(h)        the Administrative Agent shall have received a certificate in a form reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 4.01(f), (g) and (j) have been satisfied and (ii) setting forth the current Debt Ratings on the Closing Date;

(i)        the Administrative Agent shall have received a certificate attesting to the Solvency of the Company and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions in the form of Exhibit D, dated as of the Closing Date and executed by a Financial Officer of the Company;

(j)        the Specified Representations and Investment Agreements Representations shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(k)        the Administrative Agent shall have received, at least three business days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Canadian AML Acts requested in writing by the Administrative Agent or any Lender at least ten business days prior to the Closing Date, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(l)        the Administrative Agent and the Arranger shall have received:

(i)        with respect to the Company and its Subsidiaries, (i) audited consolidated balance sheets and related statements of comprehensive income (loss), stockholder’s equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date (the “Company Audited Financial Statements”) and (ii) unaudited consolidated balance sheets and related unaudited statements of comprehensive income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 40 days prior to the Closing Date (the “Company Interim Financial Statements”); provided that filing of the required financial statements on form 10-K and form 10-Q by the Company will satisfy the foregoing requirements;

(ii)        with respect to the Target and its Subsidiaries, (i) audited consolidated balance sheets and related statements of comprehensive income(loss), stockholder’s equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date (the “Target Audited Financial Statements”) and (ii) unaudited consolidated balance sheets and related unaudited statements of comprehensive income (loss) and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 40 days prior to the Closing Date (the “Target Interim Financial Statements”); provided that filing of the required financial statements on form 40-F by the Company will satisfy the foregoing requirements; and

(m)        the Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03;

(n)          the Administrative Agent shall have received, at the Closing Date, a certificate of the Company, signed by the Company’s general counsel, Treasurer or a Responsible Officer of the Company with specific knowledge about the subject matter thereof, substantially in the form of Exhibit G; and

(o)          the Company shall have paid, by wire transfer of immediately available funds, all reasonable and documented in reasonable detail costs, fees, out-of-pocket expenses, compensation and other amounts then due and payable as previously agreed in the Commitment Letter and Fee Letter, in the case of the costs and out-of-pocket expenses, to the extent invoiced at least three Business Days prior to the Closing Date.

ARTICLE V

Affirmative Covenants

From and after the Closing Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.    Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a)          as soon as available, but in any event within one hundred (100) days after the end of each fiscal year of the Company (or, if earlier, the 10th day after such financial statements are required to be filed with the SEC), commencing with the fiscal year ending February 28, 2018, the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)          as soon as available, but in any event within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, the 10th day after such financial statements are required to be filed with the SEC), commencing with the fiscal quarter ending May 31, 2017, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit F (which shall be in the same form as Exhibit E delivered to the administrative agent under the Senior Credit Agreement in connection with the effectiveness of the credit facilities thereunder as appropriately modified to reflect this Agreement and the parties hereto) executed by a Financial Officer of the Company (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) in the case of any such certificate delivered for any fiscal period ending on or after the Closing Date, setting forth reasonably detailed calculations demonstrating compliance with Section 6.09;

(d)          promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Company or any Subsidiary with the SEC;

(e)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(f)          promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, the Canadian AML Acts and the Beneficial Ownership Regulation.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Company on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”).

SECTION 5.02.    Notice of Material Events. The Company will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Company obtains knowledge of the following:

(a)          the occurrence of any continuing Default;

(b)          any change in the Debt Ratings;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)    any action, suit or proceeding against the Company or any of its Subsidiaries or any of their respective properties with respect to the Controlled Substances Act, any anti-money laundering law, or the Civil Asset Forfeiture Reform Act.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03.

SECTION 5.04.    Payment of Taxes. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, pay its Taxes (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted (if such contest effectively suspends collection and enforcement of the Tax in question) and (ii) the Loan Party or Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05.    Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.    Inspection Rights. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, permit any representatives designated by the Administrative Agent (at their sole cost and expense except during the occurrence and continuance of an Event of Default) or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants.

SECTION 5.07.    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will, and will cause each of its Subsidiaries to, comply with the Controlled Substances Act, the Civil Asset Forfeiture Reform Act (as it relates to violation of the Controlled Substances Act) and all related applicable anti-money laundering laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.    Use of Proceeds. The proceeds of the Loans on the Closing Date shall be used for the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not, directly or indirectly, use the proceeds of the Loans (a) to fund any activities or business of or with any (i) Sanctioned Country or Territory or (ii) Person that, at the time of such funding, is the subject of Sanctions unless, with respect to clauses (i) and (ii) above, the proceeds are used for activities or business authorized pursuant to a specific or general license, license exception, license exemption, other exception or exemption, or other permit or authorization from the applicable Governmental Authorities (such authorities to include, at all times, OFAC and any other applicable U.S. Governmental Authorities) or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). No part of the proceeds of the Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments that could constitute a violation of the FCPA or the UK Bribery Act. The proceeds of the Loans may not be used on contravention of any law.

SECTION 5.09.    Additional Guarantees. Following the Closing Date, if any Specified Domestic Subsidiary of the Company or any Subsidiary Guarantees any Indebtedness under the Senior Credit Agreement or a Qualifying Term Facility, the Company shall concurrently (or such longer period as may be reasonably acceptable to the Administrative Agent):

(i)          cause such Specified Domestic Subsidiary to execute a joinder to the Guarantee Agreement; and

(ii)          if requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee provided by such Specified Domestic Subsidiary.

For the avoidance of doubt, no Subsidiary shall be a Guarantor under the Senior Credit Agreement or any Qualifying Term Facility and not be a Guarantor hereunder.

ARTICLE VI

Negative Covenants

From and after the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Indebtedness of Subsidiaries. The Company will not permit any Subsidiary that is not a Guarantor to create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness created under the Loan Documents;

(b)          Indebtedness existing on the Sixth Restatement Effective Date and, to the extent in excess of $10,000,000 individually or $25,000,000 in the aggregate, set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b) and Guarantees of any such Permitted Refinancing Indebtedness;

(c)          Indebtedness to the Company or any other Subsidiary;

(d)          Guarantees of Indebtedness (i) of any Foreign Subsidiary by any other Subsidiary and (ii) of any other Person by the Borrower or any Subsidiary; provided that Guarantees shall be permitted to be incurred pursuant to this subclause (ii) only if at the time such Guarantee is incurred the aggregate principal amount of Indebtedness Guaranteed pursuant to this subclause (ii) at such time (including such newly Guaranteed Indebtedness) would not exceed $75,000,000;

(e)          Indebtedness incurred to finance the acquisition, lease, construction, repair, maintenance, replacement, installation or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, repair, maintenance, replacement, installation or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $500,000,000 at any time outstanding;

(f)          Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(g)          Attributable Receivables Indebtedness incurred pursuant to Permitted Receivables Facilities, not to exceed $600,000,000;

(h)          Indebtedness of Foreign Subsidiaries, provided that Indebtedness shall be permitted to be incurred pursuant to this clause (h) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) at such time (including such Indebtedness) would not exceed $1,000,000,000 (or the Spot Rate equivalent thereof at the time of incurrence of such Indebtedness in such other currency as reasonably determined by the Company);

(i)          Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(j)          Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;

(k)          Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.10;

(l)          [Reserved];

(m)          Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements in each case in connection with deposit accounts;

(n)          Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)          Indebtedness supported by a letter of credit under the Senior Credit Agreement, in a principal amount not to exceed the face amount of such letter of credit;

(p)          [Reserved];

(q)          other Indebtedness; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (q) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (q) at such time (including such Indebtedness) would not exceed $250,000,000;

(r)          Indebtedness in the form of Guarantees of Indebtedness of joint ventures; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (r) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (r) at such time (including such Indebtedness) would not exceed $300,000,000 (or, if on a Pro Forma Basis for such Guarantee, the Consolidated Net Leverage Ratio is less than or equal to 2.50 to 1.0 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), $400,000,000);

(s)          Indebtedness in respect of judgments, decrees, attachments or awards not constituting an Event of Default under clause (k) of Article VII;

(t)          Indebtedness of a Person assumed in connection with an acquisition of such Person by the Company or a Subsidiary and not created in contemplation thereof and any Permitted Refinancing Indebtedness in respect of such Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any time outstanding pursuant to this clause (t);

(u)          Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees;

(v)          Indebtedness incurred under industrial revenue bonds or other qualified tax exempt bond financings and Permitted Refinancing Indebtedness in respect thereof in an aggregate principal amount not to exceed $25,000,000 at any time outstanding pursuant to this clause (v);

(w)          Indebtedness under the Senior Credit Agreement in an amount not to exceed $2,000,000,000;

(x)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(y)          Indebtedness of the Target assumed in connection with the acquisition of such Person, outstanding as of the date of the Commitment Letter and not created in contemplation of the Investment or of such Person becoming a Subsidiary of the Company and any Permitted Refinancing Indebtedness in respect of such Indebtedness.

Each category of Indebtedness (other than Indebtedness under the Loan Documents which shall at all times be deemed to be outstanding pursuant to clause (a)) set forth above shall be deemed to be cumulative and for purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, the Company, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.

SECTION 6.02.    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)          Permitted Encumbrances;

(b)          [Reserved];

(c)          any Lien on any Property of the Company or any Subsidiary existing on the Sixth Restatement Effective Date and, to the extent securing obligations in an individual amount in excess of $10,000,000 or an aggregate amount in excess of $25,000,000, set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Sixth Restatement Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(d)          any Lien existing on any Property prior to the acquisition thereof by the Company or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Sixth Restatement Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Company or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(e)          Liens on fixed or capital assets acquired, leased, constructed, repaired, maintained, replaced, installed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness of a type described in clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness) are incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, repair, maintenance or replacement or installation or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, leasing, constructing, repairing, maintaining, replacing, installing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Company or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f)          rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g)          Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities not to exceed $600,000,000;

(h)          Liens on assets of a Foreign Subsidiary (other than the Borrower) securing Indebtedness of such Subsidiary pursuant to Section 6.01;

(i)          [reserved];

(j)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(k)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(m)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Subsidiary in the ordinary course of business permitted by this Agreement;

(n)          [reserved];

(o)          rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(p)          ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Subsidiary;

(q)          Liens on equipment owned by the Company or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(r)          any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture;

(s)          Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (s) would not exceed $250,000,000;

(t)          Liens on any Property of the Company or any Subsidiary in favor of the Company or any Subsidiary;

(u)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v)          Liens arising from Uniform Commercial Code financing statement filings regarding operating leases, capital leases or consignments entered into by the Company and its Subsidiaries in the ordinary course of business;

(w)          Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(x)          Liens securing insurance premiums financing arrangements; provided that such Liens secure only the applicable unpaid insurance premiums and attach only to the proceeds of the applicable insurance policy;

(y)          any purchase option or similar right on securities held by the Company or any of its Subsidiaries in any joint venture which option or similar right is granted to a third-party who holds securities in such joint venture;

(z)          Liens securing obligations owing under and in connection with industrial revenue bonds and other qualified tax exempt financings permitted by Section 6.01(v) and extending only to the properties subject to such financings; and

(aa)          each Farm Credit Lender’s (as defined in the Senior Credit Agreement) statutory Lien in the Farm Credit Equities (as defined in the Senior Credit Agreement).

SECTION 6.03.    Fundamental Changes.

(a)          The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or transfer all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired) taken as a whole (in each case, whether in one transaction or in a series of transactions, and whether directly or through the merger or sale of one or more Subsidiaries), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Person may merge into or amalgamate with the Company in a transaction in which the Company is the surviving corporation.

(b)          The Company will not, and will not permit any of its Subsidiaries to, change the nature of their businesses (taken as a whole) from the businesses (taken as a whole) conducted by the Company and the Subsidiaries on the date of this Agreement and any business that is incidental, related or complementary thereto or a reasonable extension, development or extension thereof.

SECTION 6.04.    [Reserved].

SECTION 6.05.    [Reserved].

SECTION 6.06.    [Reserved].

SECTION 6.07.    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)          transactions at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties;

(b)          transactions between or among the Company and its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate;

(c)          the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants and employees of the Borrower or any Subsidiary and employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Company or its Subsidiaries; provided that during any period that the Company is a public company regulated by, and required to file regular periodic reports with, the SEC, any compensation paid to any director or executive officer of the Company or any Subsidiary which has been specifically approved by the Board of Directors of the Company (or by the Human Resources Committee of the Board of Directors of the Company or other committee responsible for such approval) during such period will be deemed to be reasonable for purposes of this clause (c);

(d)          [reserved];

(e)          the issuance of Qualified Equity Interests of the Company and the granting of registration or other customary rights in connection therewith;

(f)          transactions with joint ventures that are Affiliates solely as a result of the Company’s or a Subsidiary’s Control over such joint venture;

(g)          transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business;

(h)          split-dollar life insurance agreements with Affiliates, so long as the aggregate amount of premiums payable by the Company during any fiscal year pursuant to such agreements shall not exceed $2,000,000 in the aggregate;

(i)           loans and advances to officers, directors, consultants and employees in the ordinary course of business;

(j)           transactions effected as part of a Permitted Receivables Facility with a Receivables Entity; and

(k)          transfers of immaterial assets from the Company and its Subsidiaries to Affiliates thereof.

SECTION 6.08.    [Reserved].

SECTION 6.09.    Financial Covenants.

(a)        The Company will not permit the Consolidated Interest Coverage Ratio for any Test Period ending after the Closing Date to be less than 2.50 to 1.00.

(b)        The Company will not permit the Consolidated Net Leverage Ratio as of the last day of any Test Period to be greater than 5.25 to 1.00.

SECTION 6.10.    Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to enter into any Sale and Leaseback Transaction unless the Company or such Subsidiary could incur a Lien in compliance with Section 6.02 in the amount of the Attributable Indebtedness in respect thereof (and, for so long as such Attributable Indebtedness remains outstanding, it shall be deemed to be Indebtedness secured by a Lien on the Property of the Company or a Subsidiary).

ARTICLE VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03(i) or Article VI;

(e)          any Loan Party, as applicable shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)          the Company or any Subsidiary (other than an Immaterial Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g)          the Company or any Subsidiary (other than an Immaterial Subsidiary) shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j)          the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k)          one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Company, any Subsidiary (other than an Immaterial Subsidiary) or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l)          an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)        a Change in Control shall occur;

(n)         the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of a Loan Party shall so assert; or

(o)         any property of the Borrower, or any part thereof, has been seized by a Government Authority pursuant to the Civil Asset Forfeiture Reform Act or other applicable law on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by the Borrower or its Affiliates under the Controlled Substances Act, as determined by a court of competent jurisdiction by final and nonappealable judgment.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

(a)          Each of the Lenders hereby irrevocably appoints Bank of America as its agent and authorizes Bank of America to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions, except as expressly set forth in subparagraph (f) below.

(b)          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel

(who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)          The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default under clause (a) or (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Company (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(g)          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h)          To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall severally indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative

Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (h). The agreements in this clause (h) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(j)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(k)          The Lenders irrevocably agree that any Guarantor shall be automatically released from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this paragraph. In each case, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the applicable Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee Agreement, in accordance with the terms of the Loan Documents and this Agreement

Anything herein to the contrary notwithstanding, none of the “arrangers,” “bookrunning managers,” “co-documentation agents” or “co-syndication agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Any right given to any Arranger hereunder may be exercised or not exercised in such Arranger’s sole discretion and is for the benefit of such Arranger and not any other Person.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.

(a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM

LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, any Arranger or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, the Administrative Agent’s or any Arranger’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging services, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)          Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower unless due to such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02.    Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)          Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and acknowledged by the Administrative Agent or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, or (vi) release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, without the written consent of each Lender; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (2) no such agreement shall amend, modify or otherwise affect the rights or duties of the Arranger hereunder or without the prior written consent of the Arranger and (3) the Administrative Agent and the Company may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency and such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arranger and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (limited to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders, which counsel shall be selected by the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for the affected parties in the event of a conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          The Company shall indemnify the Administrative Agent, the Arranger, the Co-Syndication Agents, the Co-Documentation Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees selected by the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each affected Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by the Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or controlling persons.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)          To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit the Borrower’s indemnification obligations set forth in clauses (a) and (b) of this Section 9.03.

(e)          All amounts due under this Section shall be payable not later than 60 days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04.    Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Arranger and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)        the consent of the Borrower (such consent, prior to the Closing Date in the Borrower’s sole discretion, and following the Closing Date not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Article VII(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, (2) such assignment is an assignment of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (3) in the case of an assignment by the Initial Lender, such assignment is permitted to be made pursuant to the syndication and assignment provisions of the Commitment Letter, it being understood that any such assignment under this clause (3) shall be subject to any restrictions set forth in the Commitment Letter; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(C)        the consent of the Borrower or the Administrative Agent shall not be required for assignments by Lenders as security to any Federal Reserve Bank.

(iv)      Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)      No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the Participant for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, and shall continue in full force and effect as long as any Loan or any other

Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff.

(a)          If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time upon notice to the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliate, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and its Affiliates may have.

(b)          To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender or its Affiliates, or the Administrative Agent or any Lender or its Affiliates exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender or its Affiliates in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and its Affiliates severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and their respective Affiliates under this clause (b) in the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed to keep such Information confidential or shall be under a professional obligation to keep such Information confidential, in each case, on terms at least as restrictive as those set forth in this Section), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process provided, that to the extent practicable and permitted by law, the Lender shall notify the Company of such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy, (d) to any other party hereto, (e) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Canadian AML Acts and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and/or the Canadian AML Acts, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act and the Canadian AML Acts, as applicable. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Canadian AML Acts, as applicable.

SECTION 9.14.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.    No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the Co-Documentation Agents and the Co-Syndication Agents are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, the Co-Documentation Agents and the Co-Syndication Agents, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, each Co-Documentation Agent, each Co-Syndication Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger, Co-Documentation Agent, Co-Syndication Agent or Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger, Co-Documentation Agent, Co-Syndication Agent or Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, the Co-Documentation Agents, the Co-Syndication Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.17.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.18.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution that is a Lender arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-in Action on any such liability, including, if applicable:

    (i)     a reduction in full or in part or cancellation of any such liability;

    (ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

    (iii)    the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:
Name:
Title:

[Constellation – Bridge Credit Agreement]

BANK OF AMERICA, N.A., individually as an Initial Lender and as Administrative Agent

By:
Name:
Title:

[Constellation – Bridge Credit Agreement]

EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

[        ], 2018

This certificate is furnished pursuant to Section [    ] of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Constellation Brands, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent thereunder and the other parties from time to time party thereto. Terms used but not defined herein shall have the meaning ascribed to them in the Credit Agreement.

The undersigned hereby certifies, solely in such undersigned’s capacity as a Financial Officer of the Company, and not individually, that the Company and its Subsidiaries (taken as a whole), on the Closing Date after giving effect to the Transactions, are Solvent. “Solvent” as used herein means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate.

[Signature Page Follows]

[Exhibit D]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:
Name: Title: Financial Officer

[Exhibit D]

EXHIBIT G

FORM OF

Constellation Brands, Inc.

Officer’s Certificate

[                ], 2018

This Officer’s Certificate is given by the undersigned pursuant to Section 4.01(n) of the Bridge Credit Agreement, dated [ ], 2018 (the “Credit Agreement”) by and among Constellation Brands, Inc., a corporation organized under the laws of Delaware (the “Company”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement. The undersigned hereby certifies as of the date set forth above (in [his]/[her] capacity as an officer of the Company and not in [his]/[her] individual capacity) as follows:

1.        To the Company’s knowledge, based in part on representations from Canopy Growth Corporation (“Canopy Growth”), Canopy Growth:

(a)        is properly licensed and operating lawfully under Canadian law in all material respects;

(b)        does not, and does not intend to, purchase, manufacture, distribute, import and/or sell marijuana or any other controlled substance in or from the United States of America or any other jurisdiction, in each case, except in compliance with all applicable Federal, state, local or foreign laws, rules and regulations; and

(c)        does not, and does not intend to, partner with, invest in, or distribute marijuana or any other controlled substance to any party that purchases, sells, manufactures, or distributes marijuana or any other controlled substance in the United States of America or any other jurisdiction, in each case, except in compliance with all applicable Federal, state, local or foreign laws, rules and regulations.

[The remainder of this page has intentionally been left blank]

[Exhibit G]

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.

By:
Name:
Title:

[Exhibit G]